UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Blackstone Real Estate Income Fund

Blackstone Real Estate Income Fund II

Blackstone Real Estate Income Master Fund

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

We have created a letter template to shareholders that encourages shareholders to vote on the proposals outlined in the proxy materials. Attached is the letter template.

Your Vote Is Important – Vote Your Shares Today

Dear Shareholder:

After careful consideration, Blackstone Real Estate Income Advisors L.L.C., the investment manager (the “Investment Manager”) of Blackstone Real Estate Income Fund, Blackstone Real Estate Income Fund II and Blackstone Real Estate Income Master Fund (each, a “Fund” and collectively, the “Funds”), recommended to the Boards of Trustees of the Funds (the “Board”) that an orderly liquidation of the Funds would be in the best interest of the shareholders (“Shareholders”) of each Fund. In order to have the best opportunity to maximize the underlying value of the Funds’ investments, the Board has approved the Investment Manager’s proposal and the enclosed proxy statement seeks your approval to implement the liquidation.

The Funds currently have significant cash holdings and are starting to see a recovery in the pricing of the Funds’ portfolio holdings since the recent trough related to market reaction to the outbreak of COVID-19. Our proposal would replace quarterly tender offers with an orderly liquidation, allowing us to seek to maximize portfolio recovery while providing equal access to liquidity to all Shareholders.

The enclosed proxy statement has more information about the matters requiring your vote. Blackstone supports the plan and we believe it is important that you do not delay in voting so that we can maximize the underlying value of the Funds’ investments.

Thank you for your continued support of Blackstone.

SAMPLE-LTR